Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2
(Form Type)

CĪON Investment Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share(3)(4)	457(o)	—	—	—	—	—
	Equity	Preferred Stock, $0.001 par value per share(3)(4)	457(o)	—	—	—	—	—
	Other	Subscription Rights(3)	457(o)	—	—	—	—	—
	Other	Warrants(5)	457(o)	—	—	—	—	—
	Debt	Debt Securities(6)	457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	—	—	$350,000,000	$0.00014760	$51,660.00
	Total Offering Amounts							$350,000,000.00
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$51,660.00

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.
(2)	In no event will the aggregate offering price of all securities issued from time to time pursuant to the Registration Statement exceed $350,000,000.
(3)	Subject to Note 1 above, there is being registered hereunder an indeterminate number of shares of common stock or preferred stock, or subscription rights to purchase shares of common stock or preferred stock, as may be sold from time to time.
(4)	Subject to Note 1 above, includes such indeterminate number of shares of common stock or preferred stock as may, from time to time, be issued upon conversion or exchange of other securities registered hereunder, to the extent any such securities are, by their terms, convertible or exchangeable for common stock or preferred stock.
(5)	Subject to Note 1 above, there is being registered hereunder an indeterminate number of warrants as may be sold, from time to time, representing rights to purchase common stock, preferred stock or debt securities.
(6)	Subject to Note 1 above, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time.

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